Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

PGA HOLDINGS, INC.

PGA Holdings, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:                                                        That, at a meeting of the Board of Directors of the Corporation, resolutions were duly adopted recommending and declaring advisable that the Certificate of Incorporation (as amended, the “Certificate of Incorporation”) of the Corporation be amended and that such amendments be submitted to the stockholders of the Corporation for their consideration, as follows:

RESOLVED, that Article 1 of the Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“The name of the Corporation is:  PRESS GANEY HOLDINGS, INC.”

RESOLVED, that Article 4 of the Certificate of Incorporation of the Corporation, as amended and/or restated to date, be amended and restated in its entirety to read as follows:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is three hundred fifty million (350,000,000), consisting of three hundred fifty million (350,000,000) shares of common stock, $0.01 par value per share (the “Common Stock”).

That, effective on the filing of this Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), a 2,800-for-one stock split of the Corporation’s Common Stock shall become effective, pursuant to which each share of Common Stock issued and outstanding or held in treasury immediately prior to the Effective Time shall be reclassified into 2,800 validly issued, fully-paid and nonassessable shares of Common Stock automatically and without any action by the holder thereof upon the Effective Time and shall represent 2,800 shares of Common Stock from and after the Effective Time (such reclassification of shares, the “Stock Split”). The par value of the Common Stock following the Stock Split shall remain at $0.01 per share. Notwithstanding the foregoing, no fractional shares of Common Stock shall be issued as a result of the Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of which such holder would otherwise be entitled multiplied by the fair value per share of the

Common Stock immediately following the Effective Time as determined by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares formerly represented by such certificate have been reclassified (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time); provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been reclassified; and provided further, however, that whether or not fractional shares would be issuable as a result of the Stock Split shall be determined on the basis of (i) the total number of shares of Common Stock that were issued and outstanding immediately prior to the Effective Time formerly represented by certificates that the holder is at the time surrendering for a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time and (ii) the aggregate number of shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificates shall have been reclassified.”

SECOND:                                         The stockholders have duly adopted said amendments in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

THIRD:                                                   That the aforesaid amendments were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Joseph Greskoviak, the President and Chief Operating Officer of the Corporation, this 8th day of May, 2015.

PGA HOLDINGS, INC.

By:	/s/ Joseph Greskoviak
Joseph Greskoviak
President and Chief Operating Officer

[Signature Page to PGA Holdings, Inc. Pre-IPO Charter Amendment]